Exhibit 99.1

DocGo Announces Record Second Quarter 2023 Results

Company Raises 2023 Revenue Guidance To $540-$550 Million

Increases Adjusted EBITDA1 Guidance To $48-$53 Million

NEW YORK, NY, August 7, 2023 – DocGo Inc. (Nasdaq: DCGO), a leading provider of last-mile mobile health services today announced financial and operating results for the quarter ended June 30, 2023.

Q2 2023 Financial Highlights

●	Total revenue for the second quarter of 2023 was $125.5 million, up from $113.0 million in the first quarter of 2023 and $109.5 million in the second quarter of 2022. Mass COVID-testing revenues during each of the first two quarters of 2023 were less than $1.0 million, compared to approximately $28.0 million of mass COVID-testing revenue in the second quarter of 2022. Excluding Mass Covid-testing revenues from both second quarter periods, revenues grew 53%, year over year.

●	Gross margin for the second quarter of 2023 was 33.4%, compared to 28.1% in the first quarter of 2023 and 35.9% in the second quarter of 2022.

●	Net income was $1.3 million for the second quarter of 2023 compared to a net loss of $3.9 million in the first quarter of 2023 and net income of $11.8 million for the second quarter of 2022. Net income in the second quarter of 2022 included gains of $3.0 million on the remeasurement of warrant liabilities and $1.4 million on the remeasurement of finance leases.

●	Adjusted EBITDA[2] was $9.1 million for the second quarter of 2023 compared to $5.6 million in the first quarter of 2023 and $12.3 million for the second quarter of 2022. Adjusted EBITDA[2] in the second quarter of 2022 was positively impacted by approximately $28.0 million of mass Covid-testing revenue.

●	DocGo’s current backlog,[3] defined as contracts which have been awarded but not fully rolled out, increased to $325 million in total contract value over approximately three years driven entirely by new wins in the Mobile Health segment. As of our last report on May 8, 2023, the backlog was $205 million.

●	Mobile Health revenue for the second quarter of 2023 was $80.1 million, compared to $72.9 million in the first quarter of 2023 and $87.3 million for the second quarter of 2022. The second quarter of 2023 included less than $1.0 million of mass COVID-testing revenue compared to approximately $28.0 million in the prior year period.

●	Transportation Services revenue in the second quarter of 2023 was $45.4 million compared to $40.1 million in the first quarter of 2023 and $22.2 million in the second quarter of 2022.

●	As of June 30, 2023, the Company held total cash and cash equivalents, including restricted cash, of $123.8 million, compared with total cash and cash equivalents, including restricted cash, of $127.5 million as of March 31, 2023. Additionally, DocGo continues to hold no material amount of debt and maintains its $90 million line of credit which has not been drawn down upon to date.

1	Adjusted EBITDA is a non-GAAP financial measure. We have not reconciled our Adjusted EBITDA outlook to the most comparable GAAP outlook because it is not possible to do so without unreasonable efforts due to the uncertainty and potential variability of reconciling items, which are dependent on future events and often outside of management’s control and which could be significant. Because such items cannot be reasonably predicted with the level of precision required, we are unable to provide an outlook for the comparable GAAP measure (net income). Forward- looking estimates of Adjusted EBITDA are made in a manner consistent with the relevant definitions and assumptions noted herein.

2	Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Measures” below for additional information on this non-GAAP financial measure and a reconciliation to the most comparable GAAP measure

3	The Company defines backlog as projects that have been awarded, but not yet started or fully rolled out.

Select Corporate Highlights

●	Launched multiple new care gap closure programs with four major payers. Services currently include bone density tests, diabetic retinal exams and mobile EKGs just to name a few and collectively, we expect those payers to assign DocGo 73,000 lives for care gap closure and primary care services.

●	Signed a contract with New York City’s Department of Housing Preservation and Development (“HPD”) for an amount not to exceed $432 million to provide primary care, urgent care, behavioral health, social work and other supporting services to migrant populations in New York.

●	DocGo hosted its first Investor Day in June at maximum capacity that included demonstrations of its proprietary technology engine, an update on its RPM pilot and go-to-market strategy, details of its new payer programs and partnerships, and its long-term financial goals. The event also included live customer testimonials.

●	Launched the Dara Transport Network, a highly sophisticated and fully integrated digital brokering platform which is designed to allow other medical transport providers to join DocGo’s network and automatically receive transport requests. DocGo is compensated for transports which are brokered through the Dara Transport Network.

●	Awarded “Best Overall Mobile Health Solution” recognition in conjunction with New York City Health + Hospitals for our partnership in the Street Health Outreach + Wellness program. The innovative program uses proprietary technology to help increase healthcare equity and to help provide unsheltered New Yorkers with clinical care and social services where needed. The award was given at the 7th annual MedTech Breakthrough Awards.

●	Announced a strategic mobile health agreement with Fresenius Medical Care (“FMC”), the largest provider of kidney dialysis treatment in the United States. The preferred provider agreement includes remote patient monitoring, principal care management, chronic care management, and urgent care services. DocGo’s suite of services is designed to help nephrologists better manage the condition of approximately 780,000 end-stage renal disease patients and millions of chronic kidney disease patients that are currently estimated by the CDC to reside in the U.S.

2023 Guidance

●	Full-year 2023 revenue guidance is increased from $500-$510 million to $540-$550 million. The increase in guidance is prudent and reflects a combination of new contract wins and current run rate of existing contracts, not necessarily the full potential as they scale. It is also important to note that the full increase in guidance is driven by our Mobile Health segment.

●	Full-year 2023 Adjusted EBITDA[1] guidance is increased from $45-$50 million to $48-$53 million.

●	Expected gross margin exit rate for 2023 remains unchanged at 37%.

●	DocGo expects to be providing remote patient and device monitoring for over 50,000 patients by the end of 2023, unchanged from our previous report.

Anthony Capone, Chief Executive Officer of DocGo, commented, “New project momentum at the end of the second quarter was exceptional and that momentum accelerated further in July. We are seeing strong growth in our core markets and strong demand from large payers for our proactive healthcare programs. We continue to strategically invest earnings from our municipal population health programs into our payer programs, such as remote patient monitoring, chronic care management and care gap closure. This approach allows us to fund our aggressive growth from our own balance sheet.” Capone concluded, “Collectively, the strong demand we are seeing across the board is driving our increase in full year revenue and adjusted EBITDA guidance to $540-$550 million and $48-$53 million, respectively.”

Norm Rosenberg, Chief Financial Officer of DocGo, added, “I think it is important to reiterate that while revenues grew 15% in the quarter year over year, excluding mass Covid-testing revenue, revenues were up 53%. Cash collections were also strong toward the end of the second quarter, which were then cycled back out in support of the robust project activity we are experiencing, resulting in a relatively flat cash position. We also saw a solid improvement in our gross margin in the quarter, increasing from 28.1% to 33.4% on a sequential basis, and we expect continued improvements in the coming quarters.”

Conference call and webcast details:

Monday, August 7, 5:00 pm EDT

1-877-407-0784 (U.S.)

1-201-689-8560 (international)

Conference ID: 13739932

To access the Call me™ feature, which avoids the need to wait for an operator, click here.

The webcast can be accessed under Events on the Investors section of the Company’s website, https://ir.docgo.com/.

About DocGo

DocGo is leading the proactive healthcare revolution with an innovative care delivery platform that includes mobile health services, remote patient monitoring and ambulance services. DocGo disrupts the traditional four-wall healthcare system by providing high quality, highly affordable care to patients where and when they need it. DocGo’s proprietary, AI-powered technology and dedicated field staff of certified health professionals elevate the quality of patient care and drive business efficiencies for facilities, hospital networks, and health insurance providers. With Mobile Health, DocGo empowers the full promise and potential of telehealth by facilitating healthcare treatment, in tandem with a remote physician, in the comfort of a patient’s home or workplace. Together with DocGo’s integrated Ambulnz medical transport services, DocGo is bridging the gap between physical and virtual care. For more information, please visit docgo.com.

Forward-Looking Statements

This announcement contains forward-looking statements (including within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and Section 27A of the U.S. Securities Act of 1933, as amended) concerning DocGo. These statements include, but are not limited to, statements that address our expected future business, financial performance and guidance and statements about (i) our plans, objectives and intentions with respect to future operations, services and products, including our transition to non-COVID related services, geographic expansion, rapid normalization initiative, new and existing contracts and backlog, serviceable patient population, M&A activity, workforce growth, leadership transition, cash position and share repurchase program, (ii) our competitive position and opportunities, including our addressable market opportunities, expected demand for our products and our ability to realize the benefits from our operating model, and (iii) other statements identified by words such as “may”, “will”, “expect”, “intend”, “plan”, “potential”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “predict” “project”, “aim”, “goal”, “outlook”, “guidance”, “design” and similar words, phrases or expressions. These forward-looking statements are based on management’s current expectations and beliefs, as well as assumptions made by, and information currently available to, management, and current market trends and conditions. Forward-looking statements inherently involve risks and uncertainties, many of which are beyond our control, and which may cause actual results to differ materially from those contained in our forward-looking statements. Accordingly, you should not place undue reliance on such statements. Particular uncertainties that could materially affect current or future results include possible accounting adjustments made in the process of finalizing reported financial results; any risks associated with global macroeconomic and geopolitical conditions and concerns, including rising interest rates, the inflationary environment, the potential recessionary environment, regional conflict and tensions, financial institution instability and the prospect of a shutdown of the U.S. federal government; the effects of global outbreaks of pandemics or contagious diseases or fear of such outbreaks, such as the COVID-19 coronavirus pandemic; competitive pressures; availability of healthcare professionals; changes in the cost of labor; pricing declines; rates of growth in our target markets; our ability to improve gross margins; cost-containment measures; loss of major customers; legislative and regulatory actions; the impact of legal proceedings and compliance risks; the impact on our business and reputation in the event of information technology system failures, network disruptions, cyber-attacks, or losses or unauthorized access to, or release of, confidential information; and the ability of the Company to comply with laws and regulations regarding data privacy and protection. We undertake no intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

The following information provides definition and reconciliation of the non-GAAP financial measure presented in this earnings release to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP). The Company has provided this non-GAAP financial information, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in this earnings release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measure should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in this earnings release. The non-GAAP financial measure in this earnings release may differ from similarly titled measures used by other companies.

Adjusted EBITDA

Adjusted EBITDA is considered a non-GAAP financial measure under the Securities and Exchange Commission’s (“SEC”) rules because it excludes certain amounts included in net income (loss) calculated in accordance with GAAP. Specifically, Adjusted EBITDA is arrived at by taking reported GAAP Net Income and adding back the following items: net interest expense/ (income), Provision/(benefit) for income taxes, depreciation and amortization, other (income)/expense, non-cash equity-based compensation and certain other non-recurring expenses consisting of expenses incurred in relation to the Company’s merger with Motion in 2021, certain one-time legal settlements and certain one-time expenses incurred in connection with acquisitions, beyond those that are typically incurred. The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating DocGo’s operating performance, as the calculation of this measure generally eliminates the effect of financing and income taxes and the accounting effects of capital spending and acquisitions, as well as other items of a non-recurring and/or non-cash nature. Adjusted EBITDA is not intended to be a measure of GAAP cash flow, as this measure does not consider certain cash-based expenses, such as payments for taxes or debt service. Management believes that using Adjusted EBITDA in conjunction with GAAP measures such as net income assists investors in getting a more complete picture of the Company’s financial results and operations, affording them with a more complete view of what management considers to be the Company’s core operating performance as well as offering the ability to assess such performance as compared with that of prior periods and management’s public guidance. While many companies use Adjusted EBITDA as a performance measure, not all companies use identical calculations for determining Adjusted EBITDA. As such, DocGo’s presentation of Adjusted EBITDA might not be comparable to similarly titled measures of other companies.

The table below reflects the reconciliation of Net Income (Loss) to Adjusted EBITDA (in millions) for the quarter and six months ended June 30, 2023 compared to the same period in 2022 and the first quarter of 2023:

	Q2		YTD		Q1
	2022	2023	2022	2023	2023
Net Income/(loss) (GAAP)	$11.8	$1.3	$21.1	$(2.6)	$(3.9)
(+) Net Interest expense/ (income)	$(0.1)	$(0.5)	$0.0	$(1.3)	$(0.8)
(+) Income Tax	$0.3	$(0.3)	$0.8	$(2.5)	$(2.1)
(+) Depreciation & amortization	$2.0	$3.8	$4.2	$7.5	$3.6
(+) Other (income)/expense	$(4.5)	$1.1	$(4.4)	$1.1	$(0.1)
EBITDA	$9.5	$5.4	$21.7	$2.2	$(3.3)
(+) Non-cash stock compensation	$2.0	$3.4	$3.4	$11.8	$8.5
(+) Non-recurring expense	$0.8	$0.3	$0.8	$0.7	$0.4
Adjusted EBITDA	$12.3	$9.1	$25.9	$14.7	$5.6

DocGo Inc. and Subsidiaries

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

	June 30, 2023	December 31, 2022
	Unaudited	Audited
ASSETS

Current assets:
Cash and cash equivalents	$109,159,519	$157,335,323
Accounts receivable, net of allowance of $4,204,532 and $7,818,702 as of June 30, 2023 and December 31, 2022, respectively	118,498,751	102,995,397
Assets held for sale	-	4,480,344
Prepaid expenses and other current assets	6,786,787	6,269,841

Total current assets	234,445,057	271,080,905

Property and equipment, net	21,937,494	21,258,175
Intangibles, net	38,050,268	22,969,246
Goodwill	47,820,840	38,900,413
Restricted cash	14,601,243	6,773,751
Operating lease right-of-use assets	9,288,582	9,074,277
Finance lease right-of-use assets	8,963,759	9,039,663
Equity method investment	392,118	597,977
Deferred tax assets	11,247,764	9,957,967
Other assets	3,538,920	3,625,254
Total assets	$390,286,045	$393,277,628

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,690,956	$21,582,866
Accrued liabilities	34,787,144	31,573,031
Notes payable, current	696,308	664,913
Due to seller	17,896,030	26,244,133
Contingent consideration	26,489,294	10,555,540
Operating lease liability, current	2,479,340	2,325,024
Liabilities held for sale	-	4,480,344
Finance lease liability, current	2,717,546	2,732,639
Total current liabilities	91,756,618	100,158,490

Notes payable, non-current	1,580,516	1,236,601
Operating lease liability, non-current	7,162,046	7,040,982
Finance lease liability, non-current	5,926,286	5,914,164
Total liabilities	106,425,466	114,350,237

Commitments and Contingencies

STOCKHOLDERS’ EQUITY:
Common stock ($0.0001 par value; 500,000,000 shares authorized as of June 30, 2023 and December 31,2022; 103,762,092 and 102,411,162 shares issued and outstanding as of June 30, 2023 and December 31,2022, respectively	10,376	10,241
Additional paid-in-capital	312,101,281	301,451,435
Accumulated deficit	(33,729,702)	(28,972,216)
Accumulated other comprehensive income	1,390,642	741,206
Total stockholders’ equity attributable to DocGo Inc. and Subsidiaries	279,772,597	273,230,666
Noncontrolling interests	4,087,982	5,696,725
Total stockholders’ equity	283,860,579	278,927,391
Total liabilities and stockholders’ equity	$390,286,045	$393,277,628

DocGo Inc. and Subsidiaries

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Revenue, net	$125,486,760	$109,519,304	$238,489,463	$227,410,856
Expenses:
Cost of revenues (exclusive of depreciation and amortization, which is shown separately below)	83,617,876	70,176,462	164,844,374	148,164,035
Operating expenses:
General and administrative	30,797,237	24,637,618	60,017,554	48,498,234
Depreciation and amortization	3,831,061	2,037,771	7,480,390	4,238,792
Legal and regulatory	2,404,856	3,061,276	6,043,177	4,409,259
Technology and development	2,574,389	1,148,320	4,437,968	2,290,153
Sales, advertising and marketing	685,387	1,000,100	992,633	2,258,061
Total expenses	123,910,806	102,061,547	243,816,096	209,858,534
Income (loss) from operations	1,575,954	7,457,757	(5,326,633)	17,552,322

Other income (expenses):
Interest income (expense), net	521,872	98,276	1,331,044	(37,330)
(Loss)/gain on remeasurement of warrant liabilities	-	3,027,766	-	2,969,017
(Loss)/gain on initial equity method investments	(90,573)	89,810	(205,859)	6,469
(Loss)/gain on remeasurement of finance leases	-	1,388,273	-	1,388,273
(Loss)/gain on disposal of fixed assets	(98,630)	-	(153,469)	-
Other (expense) income	(920,058)	15,640	(705,178)	11,387
Total other (expense) income	(587,389)	4,619,765	266,538	4,337,816

Net income (loss) before income tax benefit (expense)	988,565	12,077,522	(5,060,095)	21,890,138
Income tax benefit (provision)	355,054	(321,660)	2,484,924	(761,839)
Net income (loss)	1,343,619	11,755,862	(2,575,171)	21,128,299
Net income (loss) attributable to noncontrolling interests	3,354,886	(979,791)	2,901,766	(2,237,048)
Net (loss)/income attributable to stockholders of DocGo Inc. and Subsidiaries	(2,011,267)	12,735,653	(5,476,937)	23,365,347
Other comprehensive income
Foreign currency translation adjustment	405,778	10,434	649,436	4,571
Total comprehensive (loss) income	$(1,605,489)	$12,746,087	$(4,827,501)	$23,369,918

Net (loss)/income per share attributable to DocGo Inc. and Subsidiaries - Basic	$(0.02)	$0.13	$(0.05)	$0.23
Weighted-average shares outstanding - Basic	103,585,661	99,303,948	103,085,257	100,372,146

Net (loss)/income per share attributable to DocGo Inc. and Subsidiaries - Diluted	$(0.02)	$0.11	$(0.05)	$0.20
Weighted-average shares outstanding - Diluted	103,585,661	115,279,676	103,085,257	116,347,874

DocGo Inc. and Subsidiaries

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,575,171)	$21,128,299
Adjustments to reconcile net (loss)/income to net cash
(used in)/provided by operating activities:
Depreciation of property and equipment	3,072,647	1,441,438
Amortization of intangible assets	2,780,580	1,279,078
Amortization of finance lease right-of-use assets	1,627,163	1,518,276
Loss on disposal of assets	153,469	-
Deferred tax asset	(1,289,797)	-
Loss/ (Gain) on equity method investment	205,859	(30,290)
Bad debt expense	976,690	1,818,792
Stock based compensation	11,801,138	3,504,861
Gain on remeasurement of finance leases	-	(1,388,273)
Loss on liquidation of business	70,284	-
Gain on remeasurement of warrant liabilities	-	(2,969,017)
Changes in operating assets and liabilities:
Accounts receivable	(15,407,684)	4,310,990
Prepaid expenses and other current assets	(223,468)	(3,173,647)
Other assets	86,334	2,128,320
Accounts payable	(14,901,225)	(2,927,492)
Accrued liabilities	1,198,399	3,545,642
Net cash (used in)/provided by operating activities	(12,424,782)	30,186,977

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(3,559,656)	(941,655)
Acquisition of intangibles	(1,931,602)	(1,016,430)
Acquisition of businesses, net of cash paid	(20,203,464)	-
Proceeds from disposal of property and equipment	277,238	-
Net cash used in investing activities	(25,417,484)	(1,958,085)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit line	-	1,000,000
Repayments of notes payable	(247,707)	(287,998)
Due to seller	(2,556,188)	(877,088)
Noncontrolling interest contributions	-	2,063,000
Proceeds from exercise of stock options	1,123,295	1,153,410
Common stock repurchased	-	(497,899)
Equity costs	-	(19,570)
Payments on obligations under finance lease	(1,510,522)	(1,411,565)
	-
Net cash (used in)/provided by financing activities	(3,191,122)	1,122,290

Effect of exchange rate changes on cash and cash equivalents	685,076	4,571

Net increase in cash and restricted cash	(40,348,312)	29,355,753
Cash and restricted cash at beginning of period	164,109,074	179,105,730
Cash and restricted cash at end of period	$123,760,762	$208,461,483

	Six Months Ended June 30,
	2023	2022
Supplemental disclosure of cash and non-cash transactions:

Cash paid for interest	$126,770	$129,363

Cash paid for interest on finance lease liabilities	$259,051	$222,649

Cash paid for income taxes	$4,223,810	$761,839

Right-of-use assets obtained in exchange for lease liabilities	$1,538,961	$2,192,946

Fixed assets acquired in exchange for notes payable	$623,017	$-

Acquisition of remaining Ambulnz-FMC North America, LLC. through Due to seller and issuance of stock	$7,000,000	$-

Acquisition of Cardiac RMS, LLC	$1,000,000	$-

Reconciliation of cash and restricted cash
Cash	$109,159,519	$198,138,395

Restricted cash	14,601,243	10,323,088

Total cash and restricted cash shown in statement of cash flows	$123,760,762	$208,461,483

Contacts

Investor Contacts:

Mike Cole

DocGo

949-444-1341

mike.cole@docgo.com

ir@docgo.com

Steve Halper

LifeSci Advisors

646-876-6455

shalper@lifesciadvisors.com

ir@docgo.com

Media Contact:

DocGo

pr@docgo.com